Exhibit 10.1
DESCRIPTION OF THE SHORT-TERM CASH INVENTIVE PLAN (BONUS)

Annual cash incentive awards, which are designed to provide short-term performance incentives, are made to employees to recognize and reward corporate and individual performance. The plan in effect provides an annual incentive fund of up to 3.5% of the Company's annual net income, with certain adjustments, to potentially any and all employees upon achievement of the Company’s growth and profitability goals.

Annually, Management and the Board will set specific targets to be achieved which will determine the cash payment as a whole and then to each eligible employee based on a formula. There shall be specific targets established for each of the following: net income, production, operating expenditures, reserve additions, and finding and development costs. The Board retains the flexibility to adjust various items to assure compliance with the intent of the cash incentive awards. All annual cash bonuses for executives are approved by the Compensation Committee and the Board of Directors.